EXHIBIT 99.1


FOR IMMEDIATE RELEASE                       PRESS RELEASE
OCTOBER 4,  2005                            CONTACT:  TIM CLEMENSON
                                            RUBENSTEIN
                                            INVESTOR RELATIONS
                                            212-843-9337


CHINA DIRECT TRADING CORP. ENTERS INTO EXCLUSIVE MARKETING AGREEMENT FOR U.S. WITH CHINA'S XIANGTAN ELECTRIC EXPORT AND IMPORT CO., LTD. FOR 50 KW GENERATORS

Davie, FL.- China Direct Trading Corporation's (OTC.BB: CHDT.OB) (China Direct) entered into an exclusive marketing agreement with Xiangtan Electric Export and Import Co., Ltd. ("XIE"), a Chinese distributor of small and medium Chinese-made, electric generators, whereby China Direct has one-year exclusive marketing and sales rights for the United States for Chinese-made 50 kW electric generators.

China Direct must sell $3 million or more in the first year of the agreement to maintain its exclusivity for the U.S. market. Since Underwriters Laboratories' approval ("UL approval") is required by many potential U.S purchasers for the generators, the Chinese manufacturer is seeking UL-approval of the generators being marketed by China Direct under the agreement.

Howard Ullman, CEO and President of China Direct, said "China Direct is aggressively seeking marketing agreements for quality Chinese equipment and materials with what we see as a clear market demand in the U.S. This is part of our company's ongoing effort to expand our core business into higher ticket and profit margin Chinese manufactured equipment and products. The agreement with Xiangtan Electric is the second electric generator exclusive marketing agreement for the U.S. that has been won by China Direct in the last 7 business days."

FORWARD-LOOKING STATEMENTS: This press release includes "forward-looking statements" within the meaning of the federal securities laws. Although China Direct and its subsidiaries believe that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Many factors are beyond China Direct's and its subsidiaries' control. Important factors that could cause actual results to differ materially from China Direct's projections and expectations are disclosed in China Direct's existing and future filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.

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